Exhibit 10.12

Term Loan Note

$2,100,000	January 24, 2011

FOR VALUE RECEIVED, ARCA Advanced Processing, LLC, a Minnesota limited liability company (the “Borrower”), promises to pay to the order of PNC BANK, NATIONAL ASSOCIATION (the “Bank”), in lawful money of the United States of America in immediately available funds at its offices located at Two Tower Center Boulevard, East Brunswick, New Jersey 08816, or at such other location as the Bank may designate from time to time, the principal sum of TWO MILLION ONE HUNDRED THOUSAND DOLLARS ($2,100,000), together with interest accruing on the outstanding principal balance from the date hereof, all as provided below.

This Term Loan Note is entered into in connection with that certain Revolving Credit, Term Loan and Security Agreement (as amended, modified or supplemented from time to time, the “Loan Agreement”) among Appliance Recycling Centers of America, Inc., a Minnesota corporation, Appliance Recycling Centers of America-California, Inc., a California corporation, ARCA Canada Inc., a corporation organized under the laws of the province of Ontario (collectively, the “Revolver Borrowers”), the financial institutions party thereto (the “Lenders”) and Bank, as agent for the Lenders (in such capacity, “Agent”)

1.                                      Rate of Interest.  Amounts outstanding under this Note will bear interest at a rate per annum as follows:

(i)                                     “Interest Rate”.  A rate of interest per annum which is at all times equal to (A) the Alternate Base Rate plus (B) one and three quarters of one percent  (1.75%).  If and when the Alternate Base Rate (or any component thereof) changes, the rate of interest will change automatically without notice to the Borrower, effective on the date of any such change.

Interest hereunder will be calculated based on the actual number of days that principal is outstanding over a year of 360 days. In no event will the rate of interest hereunder exceed the maximum rate allowed by law.

For purposes hereof, the following terms shall have the following meanings:

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (i) the Base Rate in effect on such day, (ii) the Federal Funds Open Rate in effect on such day plus one half of one-percent (1/2 of 1%), and (iii) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful

“Base Rate” shall mean the base commercial lending rate of BANK as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate.  This rate of interest is determined from time to time by BANK as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by BANK to any particular class or category of customers of BANK.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Bank by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage.

“Federal Funds Open Rate” shall mean, for any day, the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Bank (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Bank at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day.  The rate of interest charged shall be adjusted as of each Business Day based on changes in the Federal Funds Open Rate without notice to the Borrower.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one month period as published in another publication selected by the Bank).

All capitalized term used but not defined herein shall have the meaning ascribed thereto in the Loan Agreement.

2.                                      Payment of Interest.  The Borrower shall pay accrued interest on the unpaid principal balance of this Note in arrears on the first day of each month during the term hereof and shall pay all outstanding amounts, at maturity, whether by acceleration of this Note or otherwise.

3.                                      Payment of Principal.  All outstanding principal, together with all accrued interest, shall be due and payable in full on June 30, 2011 (the “Maturity Date”) or earlier UPON DEMAND.

If any payment under this Note shall become due on a Saturday, Sunday or public holiday under the laws of the State where the Bank’s office indicated above is located, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with such payment.  The Borrower hereby authorizes the Bank to charge any of Borrower’s deposit account at the Bank for any payment when due hereunder.  The Revolver Borrowers hereby authorize the Bank to make a Revolving Advance under the Loan Agreement for any payment when due hereunder.  Payments received will be applied to charges, fees and expenses (including attorneys’ fees), accrued interest and principal in any order the Bank may choose, in its sole discretion.

4.                                      Default Rate.  Upon maturity, whether by acceleration, demand or otherwise, and at the Bank’s option upon the occurrence of any Event of Default (as hereinafter defined) and during the continuance thereof, all amounts outstanding under this Note shall bear interest at a rate per annum (based on the actual number of days that principal is outstanding over a year of 360 days) which shall be two percentage points (2.0%) in excess of the Interest Rate in effect from time to time under this Note but not more than the maximum rate allowed by law (the “Default Rate”).  The Default Rate shall continue to apply whether or not judgment shall be entered on this Note.

5.                                      Prepayment.  The Borrower shall have the right to prepay any amount hereunder at any time and from time to time, in whole or in part.

6.                                      Negative Covenants. Borrower shall not, until satisfaction of all the obligations owing under this Note:

(a)          Merger, Consolidation, Acquisition and Sale of Assets. (i) Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it; or

(ii) Sell, lease, transfer or otherwise dispose of any of its properties or assets except Inventory in the Ordinary Course of Business;

(b)         Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances;

(c)          Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Bank) except the endorsement of checks in the Ordinary Course of Business; or

(d)         Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of Indebtedness to Bank.

7.                                      Increased Costs.  In the event that any Applicable Law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)                                  subject Bank to any tax of any kind whatsoever with respect to this Note or change the basis of taxation of payments to Bank of principal, fees, interest or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of Bank by the jurisdiction in which it maintains its principal office);

(b)                                 impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Bank, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

impose on Bank any other condition with respect to this Note;

(c)                                  and the result of any of the foregoing is to increase the cost to Bank of making, renewing or maintaining its loans hereunder by an amount that Bank deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) by an amount that Bank deems to be material, then, in any case Borrower shall promptly pay Bank, upon its demand, such additional amount as will compensate Bank for such additional cost or such reduction, as the case may be.  Bank shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error.

Borrower shall not be under any obligation to compensate Bank under this Section 7 with respect to increased costs or reductions with respect to any period prior to the date that is 180 days prior to such request; provided further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any change in law within such 180 day period.

8.                                      Capital Adequacy.                                             (a)                                  In the event that Agent or any Lender shall have determined that any Applicable Law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Bank’s capital as a consequence of its obligations hereunder to a level below that which Bank could have achieved but for such adoption, change or compliance (taking into consideration Bank’s policies with respect to capital adequacy) by an amount deemed by Bank to be material, then, from time to time, Borrower shall pay upon demand (including documentation supporting such request) to Bank such additional amount or amounts as will compensate Bank for such reduction.  In determining such amount or amounts, Bank may use any reasonable averaging or attribution methods.  The protection of this Section 8 shall be available to Bank regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, regulation or condition.

(b)                                 A certificate of Bank setting forth such amount or amounts as shall be necessary to compensate Bank with respect to Section 8 hereof when delivered to Borrower shall be conclusive absent manifest error.

9.                                      Other Loan Documents / Collateral.  This Note is issued in connection with the Loan Agreement and is secured by the Collateral (as defined in the Loan Agreement) and the Collateral, as defined in that certain Security Agreement dated the date hereof executed by Borrower in favor of Bank (the “Security Agreement”).

10.                               Events of Default.  The occurrence of any of the following events will be deemed to be an “Event of Default” under this Note:  (i) the nonpayment of any principal, interest or other indebtedness under this Note when due; (ii) the occurrence of any Event of Default, as defined in and under the Loan Agreement or Security Agreement; (iii) the occurrence of any event of default or any default and the lapse of any notice or cure period, or Borrower’s  failure to observe or perform any covenant or other agreement, under or contained in this Note or any other document now or in the future evidencing or securing any debt, liability or obligation of Borrower to the Bank; (iv) any representation or warranty made or deemed by Borrower in this Note or any other document now or in the future evidencing or securing any debt, liability or obligation of Borrower to the Bank shall prove to have been misleading in any material respect on the date when made or deemed to have been made; (v) the filing by or against Borrower of any proceeding in bankruptcy, receivership, insolvency, reorganization, liquidation, conservatorship or similar proceeding (and, in the case of any such proceeding instituted against Borrower, such proceeding is not dismissed or stayed within thirty (30) days of the commencement thereof; (vi) any assignment by Borrower for the benefit of creditors, or any levy, garnishment, attachment or similar proceeding is instituted against any property of Borrower held by or deposited with the Bank; (vii) a default with respect to any other indebtedness of Borrower for borrowed money, if the effect of such default is to cause or permit the acceleration of such debt; (viii) the commencement of any foreclosure or forfeiture proceeding, execution or attachment against any collateral securing the obligations of Borrower to the Bank; (ix) the entry of a final judgment against Borrower and the failure of Borrower to discharge the judgment within ten (10) days of the entry thereof; (x) any material adverse change in Borrower’s business, assets, operations, financial condition or results of operations; (xi) Borrower  ceases doing business as a going concern; or (xii) any representation or warranty made by Borrower to the Bank in any documents now or in the future evidencing or securing the obligations of Borrower to the Bank, is false, erroneous or misleading in any material respect.

Upon the occurrence of an Event of Default:  (a) the Bank shall be under no further obligation to make advances hereunder; (b) if an Event of Default specified in clause (iv) or (v) above shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder shall be immediately due and payable without demand or notice of any kind; (c) if any other Event of Default shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder, at the Bank’s option and without demand or notice of any kind, may be accelerated and become immediately due and payable; (d) at the Bank’s option, this Note will bear interest at the Default Rate from the date of the occurrence of the Event of Default; and (e) the Bank may exercise from time to time any of the rights and remedies available under the Security Agreement or under applicable law.

11.                               Right of Setoff.  In addition to all liens upon and rights of setoff against the Borrower’s money, securities or other property given to the Bank by law, the Bank shall have, with respect to the Borrower’s obligations to the Bank under this Note and to the extent permitted by law, a contractual possessory security interest in and a contractual right of setoff against, and the Borrower hereby grants the Bank a security interest in, and hereby assigns, conveys, delivers, pledges and transfers to the Bank, all of the Borrower’s right, title and interest in and to, all of the Borrower’s deposits, moneys, securities and other property now or hereafter in the possession of or on deposit with, or in transit to, the Bank or any other direct or indirect subsidiary of The PNC Financial Services Group, Inc., whether held in a general or special account or deposit, whether held jointly with someone else, or whether held for safekeeping or otherwise, excluding, however, all IRA, Keogh, and trust accounts.  Every such security interest and right of setoff may be exercised without demand upon or notice to the Borrower.  Every such right of setoff shall be deemed to have been exercised immediately upon the occurrence of an Event of Default hereunder without any action of the Bank, although the Bank may enter such setoff on its books and records at a later time.

12.                               Indemnity.  The Borrower agrees to indemnify each of the Bank, each legal entity, if any, who controls, is controlled by or is under common control with the Bank, and each of their respective directors, officers and employees (the “Indemnified Parties”), and to defend and hold each Indemnified Party harmless from and against any and all claims, damages, losses, liabilities and expenses (including all fees and charges of internal or external counsel with whom any Indemnified Party may consult and all expenses of litigation and preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party by any person, entity or governmental authority (including any person or entity claiming derivatively on behalf of the Borrower), in connection with or arising out of or relating to the matters referred to in this Note or in the other Loan Documents or the use of any advance hereunder, whether (a) arising from or incurred in connection with any breach of a representation, warranty or covenant by the Borrower, or (b) arising out of or resulting from any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or governmental authority; provided, however, that the foregoing indemnity agreement shall not apply to any claims, damages, losses, liabilities and expenses solely attributable to an Indemnified Party’s gross negligence or willful misconduct.  The indemnity agreement contained in this Section shall survive the termination of this Note, payment of any amounts hereunder and the assignment of any rights hereunder.  The Borrower may participate at its expense in the defense of any such action or claim.

14.                               Miscellaneous.  (a)  All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing (except as may be agreed otherwise above with respect to borrowing requests) and will be effective upon receipt. Notices may be given in the manner set forth in Section 16.6 of the Loan Agreement at the address of Borrower set forth on the signature page hereto; (b) No delay or omission on the Bank’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank’s action or inaction impair any such right or power; (c) Bank’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity; (d) no modification, amendment or waiver of, or consent to any departure by the Borrower from, any provision of this Note will be effective unless made in a writing signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; (e) Borrower agrees to pay on demand, to the extent permitted by law, all costs and expenses incurred by the Bank in the enforcement of its rights in this Note and in any security therefor, including without limitation fees and expenses of the Bank’s counsel; (f) if any provision of this Note is found to be invalid, illegal or unenforceable in any respect by a court, all the other provisions of this Note will remain in full force and effect; (g) Borrower and all other makers and indorsers of this Note hereby forever waive presentment, protest, notice of dishonor and notice of non-payment; (h) Borrower also waives all defenses based on suretyship or impairment of collateral; and (i) this Note shall bind the Borrower and its heirs, executors, administrators, successors and assigns, and the benefits hereof shall inure to the benefit of the Bank and its successors and assigns; provided, however, that the Borrower may not assign this Note in whole or in part without the Bank’s written consent and the Bank at any time may assign this Note in whole or in part.

15.                               Governing Law.           This Note shall be governed by and construed in accordance with the laws of the State of Illinois applied to contracts to be performed wholly within the State of Illinois.  Any judicial proceeding brought by or against Borrower with respect to this Note or any related agreement may be brought in any court of competent jurisdiction in the State of Illinois, United States of America, and, by execution and delivery of this Note, Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower at its address set forth on the signature page below and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America.  Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Bank to bring proceedings against Borrower in the courts of any other jurisdiction.  Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  Borrower waives the right to remove any judicial proceeding brought against Borrower in any state court to any federal court.  Any judicial proceeding by

Borrower against Bank involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Note or any related agreement, shall be brought only in a federal or state court located in the County of Cook, State of Illinois.

16.                               WAIVER OF JURY TRIAL.  The Borrower irrevocably waives any and all rights the Borrower may have to a trial by jury in any action, proceeding or claim of any nature relating to this Note, any documents executed in connection with this Note or any transaction contemplated in any of such documents.  The Borrower acknowledges that the foregoing waiver is knowing and voluntary.

17.                                 Counterparts; Facsimile Signatures. This Note may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto.

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WITNESS the due execution hereof as a document under seal, as of the date first written above, with the intent to be legally bound hereby.

ARCA ADVANCED PROCESSING, LLC

		By:	/s/Edward R. Cameron
Print Name: Edward R. Cameron
Title: CEO

Address:

7400 Excelsior Boulevard
Minneapolis, MN 55426

AGREED TO AND ACKNOWLEDGED
FOR PURPOSES OF SECTIONS 4, 10 AND 11

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

By:	/s/Edward R. Cameron
Name:	Edward R. Cameron
Title:	President / CEO

APPLIANCE RECYCLING CENTERS OF AMERICA-CALIFORNIA, INC.

By:	/s/Edward R. Cameron
Name:	Edward R. Cameron
Title:	President / CEO

ARCA CANADA INC.

By:	/s/Edward R. Cameron
Name:	Edward R. Cameron
Title:	President / CEO

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